Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Fiscal 2009 Operating Results

•	Total sales increased 4.4% over last year.
•	Adjusted EBITDA increased 8.4% to $294.8 million from $272.0 million last year.
•	SG&A as a percentage of sales improved 70 basis points versus last year.
•	Average inventory per store decreased 18.2% versus last year.

BURLINGTON, NEW JERSEY, September 4, 2009 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the fiscal year ended May 30, 2009.

Net sales were $3.54 billion for the 52 week period ended May 30, 2009 (Fiscal 2009) compared with $3.39 billion for the 52 week period ended May 31, 2008 (Fiscal 2008), a 4.4% increase. The increase in net sales resulted primarily from the opening of 36 net new stores in Fiscal 2009. Comparative store sales decreased 2.5%.

Adjusted EBITDA was $294.8 million for Fiscal 2009 compared with $272.0 million for Fiscal 2008.  The increase in the Company’s Adjusted EBITDA of $22.8 million was the result of cost reductions realized during the last two quarters of Fiscal 2009 and sales growth from new stores.  During the third and fourth quarters of Fiscal 2009, the Company reduced its cost structure in excess of $70 million.

Tom Kingsbury, President and Chief Executive Officer stated, “We are extremely pleased with our 8.4% increase in Adjusted EBITDA given the macroeconomic environment that existed during this last year. Once again, I would like to thank the entire store and corporate team for contributing to this result. As we transition into Fiscal 2010, the ongoing success of our expense reduction and inventory management initiatives provides us with significant financial flexibility. For example, our available ABL borrowing capacity is at the highest level since the Bain acquisition.”

As of September 4, 2009, the Company operates 433 stores under the names “Burlington Coat Factory Warehouse” (415 stores), “MJM Designer Shoes” (fifteen stores), “Cohoes Fashions” (two stores), and “Super Baby Depot” (one store) in 44 states and Puerto Rico.

Fiscal 2009 Conference Call

The Company will hold a conference call for investors on Friday, September 11, 2009 at 10:00 a.m. Eastern Time to discuss the Company’s Fiscal 2009 operating results. To participate in the call, please dial 800-786-7015. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through September 25, 2009 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21436643.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 433 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, general economic conditions in the United States and in states where we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, domestic events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described in our filings with the Securities and Exchange Commission . For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(All amounts in thousands)

	Fiscal Year Ended May 30, 2009	Fiscal Year Ended May 31, 2008	Fiscal Year Ended June 2, 2007
REVENUES:
Net Sales	$3,541,981	$3,393,417	$3,403,407
Other Revenue	29,386	30,556	38,238

	3,571,367	3,423,973	3,441,645

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization as Shown Below)	2,199,766	2,095,364	2,125,160
Selling and Administrative Expenses	1,115,248	1,090,829	1,062,468
Restructuring and Separation Costs	6,952	-	-
Depreciation and Amortization	169,942	176,975	174,087
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	92,381	122,684	134,313
Impairment Charges – Long-Lived Assets	37,498	25,256	24,421
Impairment Charges - Tradenames	294,550	-	-
Other Income, Net	(5,998)	(12,861)	(6,180)

Total Costs and Expenses	3,910,339	3,498,247	3,514,269

Loss Before Income Tax Benefit	(338,972)	(74,274)	(72,624)
Income Tax Benefit	(147,389)	(25,304)	(25,425)

Net Loss	(191,583)	(48,970)	(47,199)

Total Comprehensive Loss	$(191,583)	$(48,970)	$(47,199)

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (defined by the Company as earnings from continuing operations before interest, taxes and depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Fiscal Year Ended May 30, 2009	Fiscal Year Ended May 31, 2008	Fiscal Year Ended June 2, 2007

Net Loss	$(191,583)	$(48,970)	$(47,199)
Interest Expense	92,381	122,684	134,313
Income Tax Benefit	(147,389)	(25,304)	(25,425)
Depreciation and Amortization	169,942	176,975	174,087

EBITDA	$(76,649)	$225,385	$235,776

Impairment Charges – Long-Lived Assets	37,498	25,256	24,421
Impairment Charges – Tradenames	294,550	-	-
Interest Expense (a)	(641)	(1,975)	(3,845)
Transaction-Related Expenses (b)	-	-	390
Non-Cash Straight-Line Rent Expense (c)	7,358	6,768	9,431
Retention Bonus (d)	-	-	13,854
Advisory Fees (e)	4,660	4,316	4,119
Stock-Based Compensation Expense (f)	6,124	2,436	2,856
Professional Fees (g)	-	-	1,864
SOX Compliance (h)	1,189	2,989	-
Loss on Investment in Money Market Fund (i)	4,661	-	-
Amortization of Purchased Lease Rights (j)	893	140	-
Severance (k)	2,737	-	-
Franchise Taxes (l)	1,500	760	37
Insurance Reserve (m)	5,561	2,950	2,928
Advertising Expense Related to Barter (n)	2,334	1,636	-
CEO Transition Costs (o)	2,173	-	-
Loss on Disposal of Fixed Assets (p)	805	1,351	3,677
Adjusted EBITDA	$294,753	$272,012	$295,508

During Fiscal 2009, with approval from the administrative agent for the Company’s $900 million Senior Secured Term Loan Facility (Term Loan), we changed our methodology of calculating Adjusted EBITDA and have shown that change retrospectively in the Adjusted EBITDA calculations above for all years presented.  With approval from the administrative agent for the Term Loan, the following items are included as adjustments to EBITDA in arriving at Adjusted EBITDA in the prior periods presented:

•	Amortization of Purchased Lease Rights
•	Franchise Taxes
•	Insurance Reserve
•	Advertising Expense Related to Barter
•	Loss on Disposal of Fixed Assets

The impact of these changes (described in the following notes to the foregoing table) resulted in increases to Adjusted EBITDA during Fiscal 2008 and Fiscal 2007 of $6.8 million and $6.6 million, respectively.

(a)
Beginning with the quarter ended September 1, 2007, the Company changed its methodology of calculating Adjusted EBITDA and has shown that change retrospectively in the Adjusted EBITDA calculations above for all years presented.  In accordance with our credit agreements, the Company has only reflected interest income as opposed to all other income in the calculation of Adjusted EBITDA.  The impact of this change resulted in an increase to Adjusted EBITDA of $2.3 million for the year ended June 2, 2007.

(b)
Represents third party costs (primarily legal fees) incurred in connection with the Company’s acquisition by affiliates of Bain Capital in April of 2006 (Merger Transaction), as approved by the administrative agent for the Term Loan.

(c)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreement governing the Term Loan.
(d)
Represents the accrual of retention bonuses to be paid to certain members of management on the first anniversary of the Merger Transaction for services rendered to the Company, as approved by the administrative agent for the Term Loan.

(e)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreement governing the Term Loan.
(f)	Represents expenses recorded under SFAS No. 123(R) during the fiscal periods, in accordance with the credit agreement governing the Term Loan.
(g)
Represents professional fees associated with one-time costs consisting of consulting fees in connection with the corporate restructuring of our stores which was incurred within twelve months after the closing date of the Merger Transaction, as approved by the administrative agent for the Term Loan.

(h)
As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2008 and the first quarter of Fiscal 2009, as well as fees incurred as part of our ongoing internal controls compliance effort for Fiscal 2009, as approved by the administrative agent for the Term Loan.

(i)
Represents the loss on our investment in The Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund, as approved by the administrative agent for the Term Loan.

(j)	Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreement governing the Term Loan.
(k)
Represents a severance charge resulting from a reduction of approximately 9% of our workforce during the third and fourth quarters of Fiscal 2009, in accordance with the credit agreement governing the Term Loan.

(l)	Represents franchise taxes paid based on our equity, as approved by the administrative agent for the Term Loan.
(m)
Represents the change in calculated non-cash reserves based on estimated general liability, workers compensation and health insurance claims, net of cash payments, as approved by the administrative agent for the Term Loan.

(n)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agent for the Term Loan.

(o)
Represents recruiting costs incurred in connection with the hiring of our new President and Chief Executive Officer on December 2, 2008 and continuation payments and other benefits payable to our former President and Chief Executive Officer pursuant to the separation agreement we entered into with him on February 16, 2009. Both of these adjustments were approved by the administrative agent for the Term Loan.

(p)	Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreement governing the Term Loan.